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                                                                    EXHIBIT 11.2


                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                     COMPUTATION OF NET EARNINGS PER SHARE

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996





                                                                                                       Fully
                                                                             Primary                   Diluted
                                                                             -------                   -------
   Weighted Average Common Shares
   outstanding . . . . . . . . . . . . . . . . . . . . . . . .                18,724,574               18,724,574

   Convertible debt  . . . . . . . . . . . . . . . . . . . . .                    --                    2,774,475

   Stock options and warrants outstanding  . . . . . . . . . .                 2,000,910                2,196,894
                                                                            ------------            -------------
   Weighted average shares of common shares outstanding  . . .                20,725,484               23,695,943
                                                                            ============            =============

   Net income  . . . . . . . . . . . . . . . . . . . . . . . .              $  1,000,325            $   1,108,144
                                                                            ============            =============

   Earnings per share  . . . . . . . . . . . . . . . . . . . .              $        .05            $         .05
                                                                            ============            =============



Note: Primary earnings per common share is used due to the anti dilutive effect of the convertible debt.





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